Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 20, 2016, relating to the financial statements and financial highlights which appear in the October 31, 2016 Annual Report to Shareholders of the Thrivent Core Short-Term Reserve Fund. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

February 28, 2017